Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A of our independent auditors’ report dated April 24, 2026, related to the financial statements of PSFNetwork Masterseries LLC, as of December 31, 2025, and for the period then ended, and our independent auditors’ report dated October 30, 2026, related to the combined statement of revenues and certain expenses of the properties located at 20 Laver Circle, 206 S Park St and 212 S Park St, Little Rock, Arkansas, for the year ended December 31, 2025.

/s/ dbbmckennon
San Diego, California
October 30, 2026